Exhibit 5.1

April 18, 2002

National Pizza Corporation
759 Cedar Field Court
Town and Country, MO 63017

Re: National Pizza Corporation
Registration Statement on Form SB-2 for 2,319,000 Shares of Common Stock Registration No. 333-81922

At your request, we have examined the Registration Statement on Form SB-2 (the "Registration Statement") to be filed by National Pizza Corporation, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 2,319,000 shares of the Company's Common Stock, all of which are presently issued and outstanding (the "Shares"). All of the Shares will be sold or distributed by selling security holders (the "Selling Security Holders").

In rendering this opinion, we have examined the following:

* amendment No. 1 to the Registration Statement, together with the Exhibits filed as a part thereof or incorporated therein by reference;

* the minutes of meetings and actions by written consent of the stockholders and Board of Directors that are contained in the Company's minute books; and

* the Company's stock transfer ledger stating the number of the Company's issued and outstanding shares of capital stock as of April 18, 2002.

In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any document reviewed by us and the due authorization, execution and delivery of all documents where due authorization, execution and delivery are prerequisites to the effectiveness thereof.

As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and have assumed the current accuracy and completeness of the information obtained from records and documents referred to above. We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters; however, we are not aware of any facts that would cause us to believe that the opinion expressed herein is not accurate. Our opinion is limited in all cases to matters arising under the general corporate law of Delaware.

Based upon the foregoing, it is our opinion that the Shares to be sold or distributed by the Selling Security holders pursuant to the Registration Statement are validly issued, fully paid and nonassessable.
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We consent to the use of this opinion as an exhibit to the Registration
Statement and further consent to all references to us, if any, in the Registration Statement and any amendments thereto. This opinion is intended solely for use in connection with the issuance and sale of shares subject to the Registration Statement and is not to be relied upon for any other purpose.

Very truly yours,

                                        /s/ KAPLAN GOTTBETTER & LEVENSON, LLP